EXHIBIT 99.1

Aspen Aerogels Provides East Providence Facility Update

NORTHBOROUGH, Mass., April 21, 2026 (GLOBE NEWSWIRE) -- Aspen Aerogels, Inc. (NYSE: ASPN) (“Aspen” or the "Company") today provided an update on its manufacturing facility in East Providence, Rhode Island.

As previously reported, an explosion occurred at Aspen’s manufacturing facility in East Providence, Rhode Island on the evening of April 8, 2026. The explosion damaged a portion of the facility’s production space and required the temporary cessation of operations. The investigation into the cause of the incident is ongoing. Preliminary reports indicate the explosion originated in a specific high-temperature oven. Eleven employees at the facility were transported to local medical facilities for evaluation and were subsequently released.

As of April 21, 2026, the facility remains offline. The Company continues to work with the relevant authorities to execute a plan to resume operations.

The Company maintains business interruption and property damage insurance and has initiated the claims process with its insurance carriers.

The Company continues to analyze the potential impacts of the incident on the Company’s business, operations and financial performance, and expects to provide a further update in connection with its fiscal 2026 first quarter earnings release in early May.

About Aspen Aerogels, Inc.
Aspen is a technology leader in sustainability and electrification solutions. The Company's aerogel technology enables its customers and partners to achieve their own objectives around the global megatrends of resource efficiency, e-mobility and clean energy. Aspen's PyroThin® products enable solutions to thermal runaway challenges within the electric vehicle ("EV") market. The Company's Cryogel® and Pyrogel® products are valued by the world's largest energy infrastructure companies. Aspen's strategy is to partner with world-class industry leaders to leverage its Aerogel Technology Platform® into additional high-value markets. Aspen is headquartered in Northborough, Mass. For more information, please visit www.aerogel.com.

Special Note Regarding Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements regarding the Company’s ongoing investigation of the incident at its manufacturing facility in East Providence, Rhode Island; the extent and nature of the damage to the facility; the Company’s work with the relevant authorities to execute a plan to resume operations at the facility; and the potential impacts of the incident on the Company’s business, operations and financial performance. These statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the Company’s ability to resume operations at the facility; the Company’s ability to manufacture the full array of its products at the facility and to meet expected customer demand; the Company’s ability to mitigate any potential impacts on the Company’s business, operations and financial performance; as well as the risks described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contacts:
Neal Baranosky
Phone: (508) 691-1111 x 8
nbaranosky@aerogel.com

Georg Venturatos / Patrick Hall
Gateway Group
Phone: (949) 574-3860
ASPN@gateway-grp.com

Media Contact:
Mike Raia
(401) 340-9425
mike@halfstreetgroup.com